Exhibit 99.1

Great Elm Group Reports FISCAL 2024 THIRD QUARTER

financial resulTs

Company to Host Conference Call at 8:30 a.m. ET on May 9, 2024

PALM BEACH GARDENS, Florida, May 8, 2024 – Great Elm Group, Inc. (“we,” “our,” “GEG,” “Great Elm,” or “the Company”), (NASDAQ: GEG), an alternative asset manager, today announced financial results for its fiscal third quarter ended March 31, 2024.

Fiscal Third Quarter 2024 and Other Recent Highlights

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Great Elm Capital Corp. (“GECC”), raised approximately $58.5 million new capital since December 31, 2023, positioning GEG to grow management and incentive fee revenue.
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Fee-paying assets under management (“FPAUM”) and assets under management (“AUM”) increased 13% and 9%, respectively, from March 31, 2023.
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Pro forma FPAUM1 totaled approximately $521 million, up 19% from March 31, 2023, including the net proceeds from GECC’s April capital raising initiatives.
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Pro forma AUM totaled approximately $716 million, up 14% from March 31, 2023, including the net proceeds from GECC’s April capital raising initiatives.
•
Great Elm collected incentive fees for the fourth consecutive quarter from GECC, totaling $0.7 million for the three months ended March 31, 2024.
•
Total revenue for the third quarter grew 47% to $2.8 million, compared to $1.9 million for the prior-year period.
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Net loss from continuing operations attributable to GEG was ($2.9) million for the third quarter, compared to a net loss from continuing operations of ($0.5) million in the prior year period.
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Net loss in the quarter was driven by an approximately ($2.9) million unrealized loss on our investment in Great Elm Strategic Partnership I, LLC during the quarter.
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Adjusted EBITDA for the third quarter was $1.2 million, compared to an Adjusted EBITDA loss of ($0.3) million for the prior-year period.
•
As of March 31, 2024, GEG had approximately $69 million of cash and marketable securities on its balance sheet to support growth initiatives across its alternative asset management platform.
•
Monomoy BTS signed a contract to sell its first build-to-suit property, expected to close in the fiscal fourth quarter, and added a material number of projects to its pipeline.
•
Great Elm launched Monomoy BTS Construction Management, LLC, a consulting business providing owner representative services to key clients, adding another accretive revenue stream.

Management Commentary

Jason Reese, Chief Executive Officer of the Company, stated, “We continue to make solid progress in the quarter with respect to our long-term growth strategy. Completing successful capital raises of nearly $60 million at GECC, we are positioned to significantly grow our overall assets under management and related fee revenue. Additionally, GECC’s continued performance allowed Great Elm to earn incentive fees for the fourth consecutive quarter. At Monomoy, I’m increasingly encouraged by our growing backlog of build-to-suit projects, as well as the launch of a new construction management consulting business supported by our seasoned team and anchored by a key tenant contract. Upon the anticipated sale of our first build-to-suit property in fiscal fourth quarter, we will have created value for shareholders and believe we will be able to generate additional shareholder value over time by executing on our considerable BTS pipeline.”

“Furthermore, we are committed to utilizing our strong and liquid balance sheet to grow and diversify our businesses and revenue streams. Overall, we remain focused on scaling our core credit and real estate businesses, launching new investment funds and deploying capital into attractive platform opportunities that offer compelling risk-adjusted returns for our shareholders.”

Capital Raises to Scale the Credit Platform

In February 2024, GECC raised $24 million of equity capital from a special purchase vehicle (“SPV”) that acquired GECC common stock at net asset value. GEG supported the capital raise by making a $6 million investment into the SPV with a large institutional investor that invested $18 million.

In April 2024, GECC completed an underwritten public offering of $34.5 million 8.50% notes due 2029 (“GECCI”).

Discussion of Financial Results for the Fiscal Third Quarter Ended March 31, 2024

GEG reported total revenue of $2.8 million, a 47% increase from $1.9 million in the prior-year period, primarily driven by the collection of incentive fees from GECC of $0.7 million.

GEG recorded net loss from continuing operations of ($2.9) million, compared to a net loss of ($0.5) million in the prior-year period. Net loss in the quarter was driven by an approximately ($2.9) million unrealized loss on our investment in Great Elm Strategic Partnership I, LLC during the quarter.

GEG recorded Adjusted EBITDA of $1.2 million, compared to an Adjusted EBITDA loss of ($0.3) million in the prior-year period.

Stock Repurchase Program

In the fiscal second quarter, GEG’s Board of Directors approved a stock repurchase program under which GEG is authorized to repurchase up to $10 million in the aggregate of its outstanding common stock in the open market. To date, the Company has repurchased a modest number of shares.

Fiscal 2024 Third Quarter Conference Call & Webcast Information

When: Thursday, May 9, 2024, 8:30 a.m. Eastern Time (ET)

Call: All interested parties are invited to participate in the conference call by dialing +1 (888) 440-4537; international callers should dial +1 (646) 960-0669. Participants should enter the Conference ID 2595129 when asked.

Webcast: The conference call will be webcast simultaneously and can be accessed here. A copy of the slide presentation accompanying the conference call, can be found here.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded, alternative asset manager focused on growing a scalable and diversified portfolio of long-duration and permanent capital vehicles across credit, real estate, specialty finance, and other alternative strategies. Great Elm Group, Inc. and its subsidiaries currently manage Great Elm Capital Corp., a publicly-traded business development company, and Monomoy Properties REIT, LLC, an industrial-focused real estate investment trust, in addition to other investments. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Included in the financial tables below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income from continuing operations.

Endnotes

1 Pro forma FPAUM assumes full investment of incremental capital.

Media & Investor Contact:

Investor Relations

geginvestorrelations@greatelmcap.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

Dollar amounts in thousands (except per share data)

ASSETS	March 31, 2024	June 30, 2023
Current assets
Cash and cash equivalents	$44,085	$60,165
Receivables from managed funds	4,400	3,308
Investments in marketable securities	24,789	24,595
Investments, at fair value (cost $46,199 and $40,387, respectively)	38,244	32,611
Prepaid and other current assets	2,843	717
Real estate under development	8,104	1,742
Assets of Consolidated Funds:
Cash and cash equivalents	5,414	-
Investments, at fair value (cost $8,353)	8,561	-
Other assets	233	-
Total current assets	136,673	123,138
Identifiable intangible assets, net	11,300	12,115
Right-of-use assets	230	497
Other assets	150	143
Total assets	$148,353	$135,893
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$608	$191
Accrued expenses and other current liabilities	4,276	5,418
Payable for securities purchased	4,914	-
Current portion of related party payables	618	1,409
Current portion of lease liabilities	183	359
Liabilities of Consolidated Funds:
Payable for securities purchased	267	-
Accrued expenses and other liabilities	124	-
Total current liabilities	10,990	7,377
Lease liabilities, net of current portion	26	142
Long-term debt (face value $26,945)	26,019	25,808
Related party payables, net of current portion	-	926
Convertible notes (face value $38,859 and $37,912, including $15,780 and $15,395 held by related parties, respectively)	38,164	37,129
Other liabilities	683	669
Total liabilities	75,882	72,051
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 31,881,695 shares issued and 30,164,142 outstanding at March 31, 2024; and 30,651,047 shares issued and 29,546,655 outstanding at June 30, 2023	30	30
Additional paid-in-capital	3,317,212	3,315,378
Accumulated deficit	(3,252,242)	(3,251,566)
Total Great Elm Group, Inc. stockholders' equity	65,000	63,842
Non-controlling interests	7,471	-
Total stockholders' equity	72,471	63,842
Total liabilities and stockholders' equity	$148,353	$135,893

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Amounts in thousands (except per share data)

	For the three months ended March 31,		For the nine months ended March 31,
	2024	2023	2024	2023
Revenues	$2,787	$1,898	$8,916	$5,637
Operating costs and expenses:
Investment management expenses	2,733	2,593	8,334	6,893
Depreciation and amortization	271	281	837	870
Selling, general and administrative	1,630	1,893	5,738	5,441
Expenses of Consolidated Funds	22	-	22	46
Total operating costs and expenses	4,656	4,767	14,931	13,250
Operating loss	(1,869)	(2,869)	(6,015)	(7,613)
Dividends and interest income	2,359	1,520	6,417	4,432
Net realized and unrealized gain (loss) on investments	(2,753)	1,989	1,735	17,434
Net realized and unrealized gain (loss) on investments of Consolidated Funds	131	-	245	(16)
Interest and other income of Consolidated Funds	323	-	451	-
Gain on sale of controlling interest in subsidiary	-	-	-	10,524
Interest expense	(1,074)	(1,095)	(3,197)	(5,024)
(Loss) income before income taxes from continuing operations	(2,883)	(455)	(364)	19,737
Income tax benefit (expense)	-	-	-	(2)
Net (loss) income from continuing operations	(2,883)	(455)	(364)	19,735
Discontinued operations:
Net income from discontinued operations	-	12,203	16	13,202
Net (loss) income	$(2,883)	$11,748	$(348)	$32,937
Less: net income (loss) attributable to non-controlling interest, continuing operations	217	-	328	(1,554)
Less: net income attributable to non-controlling interest, discontinued operations	-	-	-	1,504
Net (loss) income attributable to Great Elm Group, Inc.	$(3,100)	$11,748	$(676)	$32,987
Basic net income (loss) per share from:
Continuing operations	$(0.10)	$(0.02)	$(0.02)	$0.74
Discontinued operations	-	0.42	-	0.41
Basic net income (loss) per share	$(0.10)	$0.40	$(0.02)	$1.15
Diluted net income (loss) per share from:
Continuing operations	$(0.10)	$(0.02)	$(0.02)	$0.56
Discontinued operations	-	0.42	-	0.29
Diluted net income (loss) per share	$(0.10)	$0.40	$(0.02)	$0.85
Weighted average shares outstanding
Basic	30,066	28,997	29,844	28,779
Diluted	30,066	28,997	29,844	40,673

Great Elm Group, Inc.

Reconciliation from Net Income (Loss) from Continuing Operations to Adjusted EBITDA

Dollar amounts in thousands

	Three months ended March 31,		Nine months ended March 31,
(in thousands)	2024	2023	2024	2023
Net income (loss) from continuing operations - GAAP	$(2,883)	$(455)	$(364)	$19,735
Interest expense	1,074	1,095	3,197	5,024
Income tax expense (benefit)	-	-	-	2
Depreciation and amortization	271	281	837	870
Non-cash compensation	698	660	2,426	2,246
(Gain) loss on investments	2,622	(1,964)	(1,980)	6,980
Gains related to sale of Forest	-	(25)	-	(34,922)
Transaction and integration related costs(1)	-	-	-	471
Change in contingent consideration	(554)	120	(518)	180
Adjusted EBITDA(2)	$1,228	$(288)	$3,598	$586

(1) Transaction and integration-related costs include costs to sell, acquire and integrate acquired businesses.

(2) Adjusted EBITDA for prior periods has been adjusted to include dividend income earned during such periods consistent with the methodology for March 31, 2024.